As filed with the Securities and Exchange Commission on December 28, 2012

Registration No. 333-173953

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANCESTRY.COM INC.

(Exact name of Registrant as specified in its charter)

Delaware	7379	26-1235962
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

360 West 4800 North

Provo, UT 84604

(801) 705-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Sullivan

Chief Executive Officer

360 West 4800 North

Provo, UT 84604

(801) 705-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer

☐	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)

☐	Smaller reporting company

DEREGISTRATION

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3 (Registration No. 333-173953) previously filed by Ancestry.com Inc. (the “Company”) on May 5, 2011 with the Securities and Exchange Commission (the “Registration Statement”), pertaining to the registration of shares of the Company’s common stock, par value $0.001 per share, offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

On December 28, 2012, pursuant to the Agreement and Plan of Merger entered into on October 21, 2012 (the “Merger Agreement”), by and among Global Generations Merger Sub Inc., a Delaware corporation (“Merger Sub”), Global Generations International Inc., a Delaware corporation (“Parent”), and the Company, Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statement has been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Provo, Utah the 28th day of December, 2012.

ANCESTRY.COM INC.

By:	/s/ William Stern
Name: William Stern
Title: General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer and Director (Principal Executive Officer)	December 28, 2012
Timothy Sullivan

* Howard Hochhauser	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	December 28, 2012

* Charles M. Boesenberg	Director	December 28, 2012

* David Goldberg	Director	December 28, 2012

* Elizabeth Nelson	Director	December 28, 2012

* Victor Parker	Director	December 28, 2012

* Benjamin Spero	Director	December 28, 2012

* Thomas Layton	Director	December 28, 2012

* Mike Shroepfer	Director	December 28, 2012

Dr. Paul Billings	Director

By:	/s/ William Stern
Name: William Stern, as attorney-in-fact